Exhibit 99.1

For More Information:

Charley Wilson

Vice President, Corporate Communications

Phone: 281-584-2423

MIKE GREEN, SYSCO EVP AND PRESIDENT OF FOODSERVICE OPERATIONS,

TO RETIRE DEC. 31, 2014

HOUSTON, Aug. 5, 2014 – Sysco (NYSE: SYY), North America’s leading foodservice distributor, announced today that Mike Green, executive vice president and president of Foodservice Operations, intends to retire on Dec. 31, 2014, after a 24-year career with the company. Green has oversight responsibility for all Sysco broadline and specialty operations across the United States, Canada, Ireland and the Bahamas.

“Mike has been a strong and impactful leader throughout his 24-year career with Sysco, playing an important role in the development of several of our key leaders,” said Bill DeLaney, Sysco president and chief executive officer. “We greatly appreciate his many significant contributions to Sysco’s success, and we wish him the best upon his retirement.”

Green began his foodservice career in 1981, serving 10 years in various management positions, before joining Sysco Chicago in 1991 as part of the company’s management development program. He quickly progressed to vice president of Marketing and Merchandising in 1992, and later that year was named executive vice president of Sysco Chicago. Green was appointed president of Sysco Detroit in 1994. He was promoted to senior vice president of Foodservice Operations for Sysco’s Midwest Region in 2004, and became executive vice president for the company’s Northeast and North Central U.S. Foodservice Operations in 2008. He was named executive vice president for U.S. Foodservice Operations in 2010 and executive vice president and group president in 2011, before being promoted to his current position in 2013.

Sysco is in the process of identifying Green’s successor.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco.

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